Exhibit 99.2

Trammell Crow Company

Audited Consolidated Financial Statements

As of December 31, 2005 and 2004

and for the years ended December 31, 2005,

2004 and 2003

All other financial statements and schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders

Trammell Crow Company

                We have audited the accompanying consolidated balance sheets of Trammell Crow Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

                We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trammell Crow Company and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP,

Dallas, Texas
March 13, 2006
except for Note 23—Discontinued Operations and Real Estate
and Other Assets Held for Sale, as to which the date is November 9, 2006

TRAMMELL CROW COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2005	December 31, 2004

ASSETS
Current assets
Cash and cash equivalents	$76,919	$163,637
Restricted cash	1,416	9,950
Accounts receivable, net of allowance for doubtful accounts of $3,235 in 2005 and $3,144 in 2004	127,784	103,551
Receivables from affiliates	2,146	1,626
Notes and other receivables	15,922	19,521
Deferred income taxes	3,935	4,021
Real estate under development	120,697	1,867
Real estate and other assets held for sale	55,434	75,513
Available for sale securities	542	—
Other current assets	26,870	17,205
Total current assets	431,665	396,891
Furniture and equipment, net	19,787	18,649
Deferred income taxes	16,270	22,935
Real estate under development	106,659	56,394
Real estate held for investment	76,145	90,035
Investments in unconsolidated subsidiaries	175,411	74,090
Goodwill	75,239	74,357
Receivables from affiliates	7,458	—
Available for sale securities	18,089	—
Other assets	21,444	15,599
	$948,167	$748,950
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$31,698	$23,731
Accrued expenses	155,294	144,280
Income taxes payable	16,313	18,121
Current portion of long-term debt	1,302	6
Current portion of notes payable on real estate	122,932	2,289
Liabilities related to real estate and other assets held for sale	40,916	52,575
Other current liabilities	5,842	12,525
Total current liabilities	374,297	253,527
Long-term debt, less current portion	35,034	8
Notes payable on real estate, less current portion	94,389	99,682
Other liabilities	13,448	10,027
Total liabilities	517,168	363,244
Minority interest	29,528	44,756
Stockholders’ equity
Preferred stock; $0.01 par value; 30,000,000 shares authorized; none issued or outstanding	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; 37,903,058 shares issued and 36,040,317 shares outstanding in 2005 and 37,902,998 shares issued and 35,605,007 shares outstanding in 2004	379	379
Paid-in capital	205,084	196,314
Retained earnings	240,887	190,252
Accumulated other comprehensive income	1,713	2,043
Less: Treasury stock	(32,776)	(36,921)
Unearned stock compensation, net	(13,816)	(11,117)
Total stockholders’ equity	401,471	340,950
	$948,167	$748,950

See accompanying notes.

TRAMMELL CROW COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)

	Years Ended December 31,
	2005	2004	2003
REVENUES
User Services:
Facilities management	$237,659	$211,062	$208,936
Corporate advisory services	186,847	143,266	123,335
Project management services	118,678	91,599	65,500
	543,184	445,927	397,771
Investor Services:
Property management	136,665	137,193	143,727
Brokerage	138,416	114,478	95,593
Construction management	11,973	11,187	10,736
	287,054	262,858	250,056

Development and construction	44,324	36,851	43,203
TOTAL REVENUES	874,562	745,636	691,030

COSTS AND EXPENSES
Salaries, wages and benefits	553,304	493,273	452,195
Commissions	151,672	120,345	98,957
General and administrative	138,830	126,305	116,434
Depreciation	8,875	9,859	14,704
Amortization	320	1,124	1,856
Interest	4,559	3,843	5,953
TOTAL EXPENSES	857,560	754,749	690,099

Gain on disposition of real estate	18,553	26,742	13,199

Operating income	35,555	17,629	14,130
Interest and other income	2,833	2,796	2,236
Income from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	38,388	20,425	16,366
Income tax expense	(14,200)	(7,757)	(6,636)
Minority interest, net of income tax (expense) benefit of $(1,485), $1,840 and $(839) in 2005, 2004 and 2003, respectively	2,528	(3,006)	1,231
Income from investments in unconsolidated subsidiaries, net of income tax expense of $8,898, $6,718 and $6,711 in 2005, 2004 and 2003, respectively	15,154	10,971	9,839
Income from continuing operations	41,870	20,633	20,800
Income from discontinued operations, net of income tax expense of $10,297, $11,319 and $164 in 2005, 2004 and 2003, respectively	17,537	18,486	240
Net income	$59,407	$39,119	$21,040
Income per share from continuing operations:
Basic	$1.24	$0.59	$0.58
Diluted	$1.15	$0.55	$0.56
Income per share from discontinued operations, net of income taxes:
Basic	$0.52	$0.53	$0.01
Diluted	$0.48	$0.50	$0.01
Net income per share:
Basic	$1.76	$1.12	$0.59
Diluted	$1.63	$1.05	$0.57
Weighted-average common shares outstanding:
Basic	33,786,147	35,064,453	35,572,493
Diluted	36,440,940	37,239,801	36,780,515

See accompanying notes.

TRAMMELL CROW COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended December 31, 2005, 2004 and 2003
(in thousands, except share data)

	Common Shares		Common Stock Par	Paid-In	Retained	Accumulated Other Comprehensive	Treasury	Unearned Stock
	Issued	Treasury	Value	Capital	Earnings	Income	Stock	Compensation	Total
Balance at January 1, 2003	36,227,820	48,647	$362	$178,977	$130,874	$(589)	$(464)	$(806)	$308,354
Net income	—	—	—	—	21,040	—	—	—	21,040
Issuance of restricted stock	1,413,000	(223,500)	14	12,269	—	—	2,028	(14,311)	—
Forfeiture of restricted stock	—	237,570	—	(26)	—	—	(1,996)	1,807	(215)
Amortization of unearned stock compensation	—	—	—	—	—	—	—	3,923	3,923
Issuance of common stock	142,775	(275,764)	1	1,116	(354)	—	2,504	—	3,267
Stock repurchase	—	1,134,400	—	—	—	—	(10,435)	—	(10,435)
Foreign currency translation adjustment, net of tax	—	—	—	—	—	1,358	—	—	1,358
Change in fair value of interest rate swap agreement, net of tax	—	—	—	—	—	337	—	—	337
Balance at December 31, 2003	37,783,595	921,353	377	192,336	151,560	1,106	(8,363)	(9,387)	327,629
Net income	—	—	—	—	39,119	—	—	—	39,119
Issuance of restricted stock	28,000	(644,313)	1	2,846	—	—	5,870	(8,717)	—
Forfeiture of restricted stock	—	32,632	—	—	—	—	(394)	304	(90)
Amortization of unearned stock compensation	—	—	—	—	—	—	—	6,683	6,683
Issuance of common stock	91,403	(366,118)	1	1,132	(427)	—	3,900	—	4,606
Stock repurchase	—	2,354,437	—	—	—	—	(37,934)	—	(37,934)
Foreign currency translation adjustment, net of tax	—	—	—	—	—	937	—	—	937
Balance at December 31, 2004	37,902,998	2,297,991	379	196,314	190,252	2,043	(36,921)	(11,117)	340,950
Net income	—	—	—	—	59,407	—	—	—	59,407
Issuance of restricted stock	—	(431,589)	—	2,677	—	—	7,603	(10,280)	—
Forfeiture of restricted stock	—	196,255	—	—	—	—	(3,593)	513	(3,080)
Amortization of unearned stock compensation	—	—	—	2,905	—	—	—	7,068	9,973
Issuance of common stock	60	(1,170,058)	—	3,188	(8,772)	—	20,185	—	14,601
Stock repurchase	—	970,142	—	—	—	—	(20,050)	—	(20,050)
Foreign currency translation adjustment, net of tax	—	—	—	—	—	(475)	—	—	(475)
Unrealized holding gains/(losses) on available for sale securities, net of tax	—	—	—	—	—	145	—	—	145
Balance at December 31, 2005	37,903,058	1,862,741	$379	$205,084	$240,887	$1,713	$(32,776)	$(13,816)	$401,471

See accompanying notes.

TRAMMELL CROW COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2005	2004	2003
Operating activities
Cash flows from earnings:
Net Income	$59,407	$39,119	$21,040
Reconciliation of net income to net cash provided by earnings:
Depreciation	9,574	10,210	15,001
Amortization	1,053	1,394	1,995
Amortization of employment contracts and unearned stock compensation	10,045	9,213	5,103
Amortization of contract intangibles	1,777	2,205	2,079
Bad debt expense	853	1,116	2,764
Provision for losses and writedowns for impairment on real estate	23	672	5,908
Loss (gain) on disposition of real estate held for investment	(11,661)	(17,084)	41
Minority interest	(4,013)	15,687	(2,070)
Deferred income tax expense (benefit)	7,003	(3,978)	(356)
Income from investments in unconsolidated subsidiaries	(24,052)	(17,689)	(16,550)
Distributions of earnings from unconsolidated subsidiaries	7,721	2,702	1,899
Net cash provided by earnings	57,730	43,567	36,854
Changes in operating assets and liabilities:
Restricted cash	8,534	(2,303)	1,274
Accounts receivable	(25,114)	(7,182)	16,834
Receivables from affiliates	(7,978)	16,365	(12,240)
Notes receivable and other assets	(4,711)	(8,776)	(7,715)
Real estate held for sale and under development	(146,387)	(9,287)	(7,271)
Notes payable on real estate held for sale and under development	109,824	7,953	3,651
Accounts payable and accrued expenses	2,687	39,550	6,167
Payables to affiliates	(36)	(64)	104
Income taxes payable	4,285	10,653	4,347
Other liabilities	(1,844)	3,972	8,704
Net cash flows from changes in working capital	(60,740)	50,881	13,855
Net cash provided by (used in) operating activities	(3,010)	94,448	50,709
Investing activities
Expenditures for furniture and equipment	(9,819)	(5,735)	(10,458)
Proceeds from sales and maturities of securities	6,699	—	—
Payment for purchase of securities	(25,101)	—	—
Additions to real estate held for investment	(39,492)	(105,809)	(26,303)
Net proceeds from disposition of real estate held for investment	38,881	67,298	16,479
Investments in unconsolidated subsidiaries	(114,515)	(6,715)	(6,594)
Distributions from unconsolidated subsidiaries	28,542	13,849	28,838
Net cash provided by (used in) investing activities	(114,805)	(37,112)	1,962
Financing activities
Principal payments on long-term debt and capital lease obligations	(146,081)	(121,934)	(98,695)
Proceeds from long-term debt	182,400	108,538	86,923
Contributions from minority interest	18,444	19,742	3,488
Distributions to minority interest	(27,510)	(19,569)	(11,497)
Proceeds from notes payable on real estate held for investment	30,130	77,832	5,148
Payments on notes payable on real estate held for investment	(17,649)	(30,596)	(3,259)
Proceeds from exercise of stock options	8,218	1,691	904
Proceeds from issuance of common stock	3,195	2,915	2,363
Purchase of common stock	(20,050)	(37,934)	(10,435)
Net cash provided by (used in) financing activities	31,097	685	(25,060)
Net increase (decrease) in cash and cash equivalents	(86,718)	58,021	27,611
Cash and cash equivalents, beginning of period	163,637	105,616	78,005
Cash and cash equivalents, end of period	$76,919	$163,637	$105,616

See accompanying notes.

TRAMMELL CROW COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Years Ended December 31,
	2005	2004	2003
Net income	$59,407	$39,119	$21,040
Other comprehensive income:
Foreign currency translation adjustments, net of tax (expense) benefit of $336 in 2005, $(674) in 2004 and $(1,033) in 2003	(475)	937	1,358
Unrealized holding gains/(losses) on available for sale securities, net of tax expense of $84 in 2005	145	—	—
Change in fair value of interest rate swap agreement, net of tax expense of $229 in 2003	—	—	337
Comprehensive income	$59,077	$40,056	$22,735

See accompanying notes.

TRAMMELL CROW COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(dollars in thousands, except per share data)

1.   Organization and Summary of Significant Accounting Policies

Organization

Trammell Crow Company (the “Company”) is one of the largest diversified commercial real estate service companies in the world. The Company delivers brokerage, project management and building management services through its Global Services group and undertakes development and investment activities through its Development and Investment group. The Company serves two different types of clients: user clients, who include large corporations, healthcare systems, public sector clients and other end users that occupy commercial property in connection with their business operations; and investor clients, who include pension funds, advisors and others who own or manage real estate assets primarily for investment purposes.

Services provided to user clients by the Company’s Global Services group are: corporate advisory services, project management and facilities management. Corporate advisory services are brokerage and brokerage-related services that include primarily tenant representation brokerage services, as well as other transaction or portfolio services such as acquisition/disposition brokerage, lease administration and lease audits. Project management services include facility planning, construction oversight, space planning, site consolidations, multi-location expansion programs, facilities design, signage conversions, portfolio-wide operational refits and upgrades, and workplace moves, adds, and changes. Facilities management services are building management services that include administration and day-to-day operation, maintenance and repair of client-occupied facilities; office services; and call center services.

Services provided to investor clients by the Company’s Global Services group are: brokerage, construction management and property management. Brokerage services include project leasing (when the Company is engaged as the owner’s leasing agent for renewals, expansions and leasing of vacant space in investor-owned properties) and capital markets (investment sales and capital sourcing) services.  Construction management services are project management services that primarily include space planning and tenant finish coordination, typically in conjunction with property management and leasing assignments. Property management services are building management services that include all aspects of building operations, maintenance and repair, tenant relations and oversight of building improvement processes.

Global Services clients are served through a network of offices in the United States, Canada, Europe, Asia-Pacific and Latin/South America. Operations outside of the United States are primarily focused on the provision of services to user clients, which generally include U.S.-based multi-nationals who have outsourced their services requirements to the Company on a portfolio basis. The Company’s international service delivery is enhanced by its affiliations and alliances with Savills plc (“Savills”), a leading property services company based in the United Kingdom with operations throughout Europe and Asia; Trammell Crow Meghraj, a leading property services company in India; and JJ Barnicke, a leading Canadian real estate services provider.

The Development and Investment group provides development services to users and pursues opportunistic but risk-mitigated development and investment in commercial real estate across a wide spectrum of product types, including industrial, office and retail properties; healthcare facilities of all types (medical office buildings, hospitals and ambulatory surgery centers); higher education facilities, including student housing; and residential/mixed-use projects. The Company acts as the general manager of the development process, providing services that are vital in all stages of the process, including: (i) site identification, due diligence and acquisition; (ii) evaluating project feasibility, budgeting, scheduling and cash flow analysis; (iii) procurement of approvals and permits, including zoning and other entitlements; (iv) project finance advisory services; (v) coordination of project design and engineering; (vi) construction bidding and management and tenant finish coordination; and (vii) project close-out and tenant move coordination. The Company may pursue development and investment activity on behalf of its user and investor clients (with no ownership), in partnership with its clients (through co-

investment—either on an individual project basis or through a fund or program) or for its own account (100% Company ownership).

Reclassifications

In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”), certain assets and liabilities at December 31, 2004, and certain revenues and expenses for the first three quarters of 2005, and the years ended December 31, 2004 and 2003, were reclassified to conform to the presentation at and for the year ended December 31, 2005 (see Notes 10 and 15). As a result, certain balances differ from the amounts reported in previously filed documents. Certain distributions from unconsolidated subsidiaries have been reclassified in the Company’s consolidated statements of cash flows. As a result, cash flows from operating activities and investing activities differ from previously filed documents. These reclassifications had no impact on the Company’s consolidated balance sheets, statements of operations or earnings per share amounts.

Use of Estimates

The preparation of the financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Consolidation

The Company’s consolidated financial statements include the accounts of the Company, variable interest entities (“VIEs”) in which the Company is the primary beneficiary and other subsidiaries over which the Company has control.

Variable Interest Entities

The Company’s determination of the appropriate accounting method with respect to its variable interests, including co-investments with its clients, is based on Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46R”). The Company consolidates any VIE of which the Company is the primary beneficiary and discloses significant variable interests in VIEs of which the Company is not the primary beneficiary.

Limited Partnerships, Limited Liability Companies and Other Subsidiaries

The Company’s determination of the appropriate accounting method with respect to its investments in limited partnerships, limited liability companies and other subsidiaries is based on control. For the Company’s general partner interests, the Company is presumed to control (and therefore consolidates) the entity, unless the other limited partners have substantive rights that overcome this presumption of control. These substantive rights allow the limited partners to participate in significant decisions made in the ordinary course of the entity’s business. The Company accounts for its non-controlling general partner investments in these entities under the equity method. This treatment also applies to the Company’s managing member interests in limited liability companies.  See New Accounting Pronouncements below for additional discussion of EITF Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or

Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”) regarding the Company’s general partner interests.

The Company’s determination of the appropriate accounting method for all other investments in subsidiaries is based on the amount of influence the Company has (including its ownership interest) in the underlying entity. Those other investments where the Company has the ability to exercise significant influence (but not control) over operating and financial policies of such subsidiaries (including certain subsidiaries where the Company has less than 20% ownership) are accounted for using the equity method. The Company eliminates transactions with such equity method subsidiaries to the extent of its ownership in such subsidiaries. Accordingly, the Company’s share of the earnings or losses of these equity method subsidiaries is included in consolidated net income. All remaining investments of the Company are carried at cost. Under either the equity or cost method, impairment losses are recognized upon evidence of other-than-temporary losses of value.

Revenue Recognition

The Company recognizes fees from property management and facilities management services over the terms of the respective management contracts. Most of the property management contracts are cancelable at will or with 30 days notice. The terms of the facilities management contracts generally range from three to five years, although many provide for shorter terms or earlier termination rights under certain circumstances. Also, the Company earns incentive fees for facilities management services based on various quantitative and/or qualitative criteria specified in the management agreement. These fees are recognized when quantitative criteria have been met or, for those incentive fees based on qualitative criteria, upon approval of the fee by the client. The Company’s management and incentive fee revenues are not recognized to the extent that such revenues are subject to future performance contingencies, but are recognized once the contingency has been resolved.

The Company’s project leasing and tenant representation transactions are subject to commission agreements that typically describe the calculation of the fee and when the Company earns such fee. The recognition of revenue for each transaction is dictated by the terms of the relevant commission agreement, each of which may be unique. The commission agreements generally provide that 50% of the commission is earned and payable upon execution of the lease and 50% is earned and payable upon the tenant’s occupancy of the space. Generally the first 50% of the commission is not contingent on the subsequent occupancy of the space. However, sometimes these agreements contain refund provisions whereby the first 50% of the commission may be refundable should the tenant not occupy the subject space. In cases where refund provisions or other contingencies exist, the Company does not recognize the revenue until the contingency is eliminated. Investment sales brokerage revenue is recognized upon closing of the underlying real estate transaction. The Company does not recognize these revenues until there is evidence of an arrangement, services have been rendered, the price is determinable, and collectibility is reasonably assured. These policies have been in place since the Company’s initial public offering in 1997.

Development services and project management services generate fees from development and construction management projects and net construction revenues, which are gross construction revenues net of subcontract costs. For projects where the Company operates as a general contractor, fees are generally recognized using the percentage-of-completion method based on costs incurred as a percentage of total expected costs. Gross construction services revenues totaled $46,641, $35,438 and $33,526 and subcontract costs totaled $41,775, $30,986 and $26,215 in 2005, 2004 and 2003, respectively. Some development and construction management and project management assignments are subject to agreements that describe the calculation of fees and when the Company earns such fees. The earnings terms of these agreements dictate when the Company recognizes the related revenues. The Company may earn incentive fees for project management services based upon achievement of certain performance criteria as set forth in the project management services agreement. The

Company may also earn incentive development fees by reaching specified time table, leasing, budget or value creation targets, as defined in the relevant development services agreement. Certain incentive development fees allow the Company to share in the fair value of the developed real estate asset above cost. This sharing creates additional revenue potential to the Company with no exposure to loss other than opportunity cost. The Company recognizes such fees when the specified target is attained.

The Company records deferred income to the extent that cash payments have been received in accordance with the terms of underlying agreements, but such amounts have not yet met the criteria for revenue recognition in accordance with GAAP. The Company recognizes such revenues when the appropriate criteria are met.

Certain of the Company’s contracts provide for reimbursement for employee-related costs which the Company recognizes as revenue. Also, in accordance with EITF 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, certain reimbursements received from clients for out-of-pocket expenses are characterized as revenue in the statement of income rather than as a reduction of the expenses incurred. Since the Company is the primary obligor, has supplier discretion and bears credit risk for such expenses, the Company records reimbursement revenue for such out-of-pocket expenses. Reimbursement revenue is recognized when the underlying reimbursable costs are incurred.

Real Estate

Classification and Impairment Evaluation

The Company classifies real estate in accordance with the criteria of FAS 144 as follows: (i) Real estate held for sale, which includes completed assets or land for sale in its present condition that meet all of the FAS 144 “held for sale” criteria, (ii) Real estate under development (current), which includes real estate that the Company is in the process of developing that is expected to be completed and disposed of within one year of the balance sheet date; (iii) Real estate under development (non-current), which includes real estate that the Company is in the process of developing that is expected to be completed and disposed of more than one year from the balance sheet date; or (iv) Real estate held for investment, which consists of completed assets not expected to be disposed of within one year of the balance sheet date and land on which development activities have not yet commenced. Any asset reclassified from real estate held for sale to real estate under development (current or non-current) or real estate held for investment is recorded individually at the lower of its fair value at the date of the reclassification or its carrying amount before it was classified as “held for sale,” adjusted (in the case of real estate held for investment) for any depreciation that would have been recognized had the asset been continuously classified as real estate held for investment.

Real estate held for sale is recorded at the lower of cost or fair value less cost to sell. If an asset’s fair value less cost to sell, based on discounted future cash flows or market comparisons, is less than its carrying amount, an allowance is recorded against the asset.

Real estate under development and real estate held for investment are carried at cost less depreciation, as applicable. When indicators of impairment are present, real estate under development and real estate held for investment are evaluated for impairment and losses are recorded when undiscounted cash flows estimated to be generated by an asset are less than the asset’s carrying amount. The amount of the impairment loss is calculated as the excess of the asset’s carrying value over its fair value, which is determined using a discounted cash flow analysis or market comparisons. Buildings and improvements included in real estate held for investment are depreciated using the straight-line method over estimated useful lives, generally 39 years. Tenant improvements included in real estate held for investment are amortized using the straight-line method over the shorter of their estimated useful lives or terms of the respective leases.

Cost Capitalization and Allocation

When acquiring, developing and constructing real estate assets, the Company capitalizes costs in accordance with Statement of Financial Accounting Standards No. 67, Accounting for Costs and the Initial Rental Operations of Real Estate Properties (“FAS 67”). Capitalization begins when the activities related to development have begun and ceases when activities are complete. Costs capitalized under FAS 67 include pursuit costs, or pre-acquisition/pre-construction costs, taxes and insurance, development and construction costs and costs of incidental operations. Pursuit costs capitalized in connection with a potential development project that the Company has determined not to pursue are written off in the period that determination is made.

The Company often purchases bulk land that it intends to sell or develop in phases. The land basis allocated to each phase is based on the relative estimated fair value of the phases before construction. The Company allocates construction costs incurred relating to more than one phase between the various phases; if the costs cannot be specifically identified to a certain phase or the improvements benefit more than one phase, the Company allocates the costs between the phases based on their relative estimated sales values. Relative allocations of the costs are changed as the estimates are revised.

When acquiring real estate with existing buildings, the Company allocates the purchase price between land, building and intangibles related to in-place leases, if any, based on their relative fair values. The fair values of acquired land and buildings are determined based on an estimated discounted future cash flow model with lease-up assumptions as if the building was vacant upon acquisition. The fair value of in-place leases includes the value of net lease intangibles for above or below-market rents and tenant origination costs, determined on a lease by lease basis. The capitalized values for both net lease intangibles and tenant origination costs are amortized over the term of the underlying leases. Amortization related to net lease intangibles is recorded as either an increase to or a reduction of rental income and amortization for tenant origination costs is recorded to amortization expense.

Dispositions of Real Estate

Gains on disposition of real estate are recognized upon sale of the underlying project in accordance with Statement of Financial Accounting Standards No. 66, Accounting for Sales of Real Estate. The Company evaluates each real estate sale transaction to determine if it qualifies for gain recognition under the full accrual method. If the transaction does not meet the criteria for the full accrual method of profit recognition based on the Company’s assessment, the Company accounts for a sale based on an appropriate deferral method determined by the nature and extent of the buyer’s investment and the Company’s continuing involvement.

Discontinued Operations

FAS 144 extends the reporting of a discontinued operation to a “component of an entity,” but further requires that a component be classified as a discontinued operation if the operations and cash flows of the component have been or will be eliminated from the ongoing operations of the entity in the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. As defined in FAS 144, a “component of an entity” comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. Because each of the Company’s real estate assets is generally accounted for in a discrete subsidiary, almost every real estate asset constitutes a component of an entity under FAS 144, increasing the likelihood that the disposition of assets the Company holds for sale in the ordinary course of business must be reported as a discontinued operation unless the Company has significant continuing involvement in the operations of the asset after its disposition. Furthermore, operating profits and losses on such assets are required to be recognized and reported as operating profits and losses on discontinued operations in the periods in which they occur. The Company has certain real estate assets that are land parcels and may constitute a component of an entity. From time to time, the

Company disposes of these land parcels in smaller lots. An individual lot that is part of a larger land parcel may constitute a component of an entity within the meaning of paragraph 41 of FAS 144 when it is either classified as held for sale in accordance with FAS 144 or sold.

Goodwill

Goodwill reflects the excess of purchase price over the fair value of specifically identified net assets purchased.  In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles (“FAS 142”), goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests. These impairment tests are based on the comparison of the fair value of each of the Company’s reporting units to the carrying value of such unit. If the fair value of the reporting unit falls below its carrying value, goodwill is deemed to be impaired and a writedown of goodwill is recognized. The Company’s reporting units mirror its two segments, Global Services and Development and Investment, as each segment’s underlying business units have similar long-term economic characteristics and service delivery capabilities. All of the Company’s goodwill relates to its Global Services segment. The Company has performed the required impairment tests under FAS 142 and determined that no impairment of its goodwill existed at December 31, 2005.

Intangible Assets

The Company’s intangible assets primarily include contract intangibles, employment-related contracts and the value of management contracts acquired by the Company through business acquisitions. Intangible assets are evaluated when indicators of impairment are present and losses are recorded when undiscounted cash flows estimated to be generated by an asset are less than an asset’s carrying amount. The amount of the impairment loss is calculated as the excess of the asset’s carrying value over its fair value, which is determined using a discounted cash flow analysis.

The Company’s contract intangibles consist of upfront cash payments to clients and direct third party costs incurred in order to enter into new long-term outsourcing contracts. These costs are considered part of the total contract cost when negotiating the future revenue to be received under a new contract. These payments and costs are capitalized and amortized as a reduction of the related revenue over the life of the underlying contract. The Company also classifies any writedowns of such capitalized upfront payments or costs due to impairment in value, such as might occur upon the early termination of a contract, as a reduction of revenue.

From time to time, the Company enters into contracts with certain management-level employees and brokers, as well as employees hired in connection with acquisitions of real estate services companies. To the extent that any amount paid or loaned to an employee (generally at the inception of the employment relationship or in connection with employee relocations) in accordance with these agreements is contractually tied to an employee’s future performance with the Company, the amount is expensed as compensation over the period that such performance is achieved, as stipulated in the applicable agreement. Amounts loaned to employees under these arrangements are included in notes and other receivables and other assets in the Company’s consolidated balance sheet.

In connection with certain acquisitions, the Company has recorded intangible assets related to the value of certain management contracts acquired. These intangible assets are amortized over the estimated life of the contracts, generally from five to six years.

Marketable Securities

The Company accounts for investments in marketable debt and equity securities in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity

Securities (“FAS 115”). The Company determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company classifies marketable securities it acquires with the intent to generate a profit from short-term movements in market prices as trading securities. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Marketable equity and debt securities not classified as trading or held to maturity are classified as available for sale. All of the marketable securities held by the Company at December 31, 2005 were classified as available for sale.

In accordance with FAS 115, the available for sale securities are carried at their fair market value and any difference between cost and market value expected to be temporary is recorded as unrealized gain or loss, net of income taxes, and is reported as accumulated other comprehensive income in the consolidated statement of stockholders’ equity. Premiums and discounts are recognized in interest and other income using the effective interest method. Realized gains and losses and declines in value expected to be other-than-temporary on available for sale securities are included in interest and other income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in interest and other income.

Income Taxes

The Company accounts for income taxes using the liability method. Deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal income tax purposes, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short-term, highly liquid investments with original maturities of 90 days or less when purchased.

Restricted Cash

At December 31, 2005 and 2004, restricted cash primarily consisted of $950 and $8,254, respectively, received by the Company from clients for future development costs on buildings being renovated or constructed by the Company on behalf of such clients. Contractual restrictions provide that these funds can only be used to pay for construction costs related to the underlying renovation or construction projects. In addition, restricted cash included $449 and $1,696 at December 31, 2005 and 2004, respectively, related to cash held by a VIE that the Company consolidates as the primary beneficiary (see Note 2).

Furniture and Equipment

Furniture and equipment are stated at cost and include assets under capital leases. Depreciation is computed using the straight-line method over estimated useful lives, which generally range from three to five years, and includes amortization of assets recorded under capital leases.

Concentration of Credit Risk

The Company provides services to owners and users of real estate assets primarily in the United States. The Company generally does not require collateral from its clients. The risk associated with this concentration is mitigated because of the large number of clients and their geographic dispersion.

Earnings Per Share

The weighted-average common shares outstanding used to calculate diluted earnings per share reflect the dilutive effect of common stock equivalents, including unvested restricted stock and options to purchase shares of common stock. Diluted weighted-average common shares outstanding included the following:

	Years Ended December 31,
	2005	2004	2003
Basic weighted-average common shares outstanding	33,786,147	35,064,453	35,572,493
Dilutive effect of common stock equivalents	2,654,793	2,175,348	1,208,022
Diluted weighted-average common shares outstanding	36,440,940	37,239,801	36,780,515

Stock-Based Compensation

The Company has elected to use the intrinsic method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), to account for its stock-based compensation arrangements (see Note 11). Compensation expense for stock options is recognized to the extent the market price of the underlying stock on the date of grant exceeds the exercise price of the option. The Company recognizes compensation expense related to restricted stock awards over the vesting period of the underlying award in an amount equal to the fair market value of the Company’s stock on the date of grant.  For awards with graded vesting, compensation expense is recognized using the accelerated expense attribution method described in FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

Pro forma information regarding net income and net income per share, shown in the table below, has been determined as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“FAS 123”). The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2003: risk-free interest rates of 3.21%; a dividend yield of 0.00%; volatility factors of the expected market price of the Company’s common stock of 0.407; and a weighted-average expected life of the options of seven years. The Company made no option grants in 2004 or 2005.

The Company elected to use the intrinsic method in accounting for its stock-based compensation arrangements in part because the alternative fair value accounting requires the use of option valuation models that were not developed for use in valuing employee stock options. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For the purpose of pro forma disclosures, the estimated fair value of the options was amortized to expense over the options’ vesting period. Pro forma information is as follows:

	Years Ended December 31,
	2005	2004	2003
Net income, as reported	$59,407	$39,119	$21,040
Add: Stock-based employee compensation expense included in net income, net of related tax effects	4,288	4,097	2,216
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	5,125	5,844	5,034
Pro forma net income	$58,570	$37,372	$18,222
Net income per share:
Basic—as reported	$1.76	$1.12	$0.59
Basic—pro forma	$1.73	$1.07	$0.51
Net income per share:
Diluted—as reported	$1.63	$1.05	$0.57
Diluted—pro forma	$1.61	$1.00	$0.50

Guarantees

The Company accounts for its guarantees of the obligations of others in accordance with FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 requires that guarantors recognize a liability for certain guarantees at the fair value of the guaranteed obligation at the inception of the guarantee, even if the likelihood of performance under the guarantee is remote. See Note 19 for disclosures related to the Company’s guarantees in accordance with FIN 45.

Non-Controlling Interests in Consolidated Limited Life Subsidiaries

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“FAS 150”). Certain provisions of FAS 150 would have required the Company to classify non-controlling interests in consolidated limited life subsidiaries as liabilities adjusted to their settlement values in the Company’s financial statements. In November 2003, the FASB indefinitely deferred application of the measurement and recognition provisions (but not the disclosure requirements) of FAS 150 with respect to these non-controlling interests. As of December 31, 2005, the estimated settlement value of non-controlling interests in the Company’s consolidated limited life subsidiaries was $4,908, as compared to book value (included in minority interest on the Company’s balance sheet) of $4,657. The excess of settlement value over book value is driven by an even larger estimated appreciation of certain consolidated real estate assets and investments from the Company’s book value, offset by estimated selling costs and debt prepayment penalties, if any.

New Accounting Pronouncements

On December 16, 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), which is a revision of FAS 123. Generally, the approach in FAS 123R is similar to the approach described in FAS 123. However, FAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

FAS 123R will become effective for the Company beginning January 1, 2006. FAS 123R permits public companies to adopt its requirements using one of two methods: a “modified-prospective” method or a “modified-retrospective” method. The Company plans to adopt FAS 123R using the modified-prospective method under which it will record compensation expense for all share-based awards granted after the effective date and for those unvested awards granted prior to the effective date.

As permitted by FAS 123, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognizes no compensation cost for the fair value of employee stock options or for the difference between the employee’s cost and the market value of stock purchased under the Company’s employee stock purchase plan. Accordingly, the adoption of FAS 123R’s fair value method could have a significant impact on the Company’s results of operations, although it is not expected to impact the Company’s overall financial position. The total impact of adoption of FAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, the amount of additional expense the Company will recognize subsequent to adoption related to unvested stock options granted prior to adoption (net of estimated forfeitures) is not material. FAS 123R will also require the Company to estimate forfeitures of share-based payments upon grant. Prior to the adoption of FAS 123R, the Company’s policy has been to reverse expense related to forfeitures of restricted stock as they occur. In the first quarter of 2006, the Company will record additional income of approximately $1,006, net of income taxes, as a cumulative effect of a change in accounting principle. This cumulative effect represents a reversal of expense taken for those shares of unvested restricted stock granted prior to adoption that the Company estimates will be forfeited before vesting.

FAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions related to the exercise of stock options and vesting of restricted stock was $6,093 in 2005 and not material in 2004 or 2003.

In June 2005, the FASB ratified the consensus in EITF 04-5, which states that the general partner in a limited partnership is presumed to control that limited partnership. That presumption may be overcome if the limited partners have either (1) the substantive ability—either by a single limited partner or through a simple majority vote—to dissolve (liquidate) the limited partnership or otherwise remove the general partner without cause or (2) substantive participating rights. Substantive participating rights provide the limited partners with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business and thereby preclude the general partner from exercising unilateral control over the partnership.

The effective date for applying the guidance in EITF 04-5 to the Company’s general partner interests is June 29, 2005, for all new or amended limited partnerships and January 1, 2006, for all other limited partnerships. The Company has applied EITF 04-5 for new or amended limited partnerships after June 29, 2005, in its December 31, 2005, financial statements. The Company is evaluating the impact of the new guidance on all other limited partnerships. The Company expects that the adoption for existing partnerships will not have a material impact on the Company’s net income, earnings per share or stockholders’ equity, but could require balance sheet consolidation or de-consolidation of certain of those existing partnerships.

2.   Variable Interest Entities

The Company was involved in the formation of a legal entity to act primarily as an agent of the Company to enter into policies with insurance carriers. The policies are for various types of insurance, including general liability, workers’ compensation and automotive. The entity is wholly-owned by an employee of the Company who holds the appropriate local insurance agent’s license required to issue these insurance policies on behalf of the insurance carriers. The entity collects premiums and remits them to the insurance carriers. In exchange, the entity receives commissions from the insurance carriers and remits a portion of the commission revenue to the Company (determined at the Company’s full discretion) in accordance with a facilities and services agreement. Based upon its evaluation, the Company consolidates this entity as the primary beneficiary of a VIE under FIN 46R. As of December 31, 2005, the Company had $449 recorded in restricted cash and $344 recorded in available for sale securities (non-current) that serve as collateral for the VIE’s obligations to the insurance carriers.

In 2005, the Company restructured a consolidated entity established to develop an office building by admitting a majority interest partner. Based upon its evaluation at this reconsideration event, the Company consolidates this entity as the primary beneficiary of a VIE. The entity’s note payable balance of $26,520 at December 31, 2005, is non-recourse to the Company and is collateralized by the underlying real estate project.

In 2005, the Company acquired $110,000 of tax credits through a program enacted by the Community Renewal Tax Relief Act of 2000. This program creates tax credits for equity investments in Community Development Entities (“CDEs”). The CDEs make qualified loans to Qualified Active Low-Income Community Businesses. Also in 2005, the Company obtained 0% to 0.01% managing interests in various CDEs established to make these loans. The CDEs’ equity used to fund the loans was contributed by its 99.99% to 100% third party investor members. Through December 31, 2005, the CDEs have made qualified loans totaling approximately $59,875. The Company has determined that each of these CDEs is a VIE. However, based upon its evaluation, the Company is not the primary beneficiary of the entities. The Company believes that its maximum exposure to loss as a result of its involvement with these VIEs is not material. Additionally, in 2005, the Company obtained a 49% membership interest in a related entity that acts as the administrative member performing loan servicing and tax matters for the CDEs. Based upon the Company’s evaluation, this entity is also a VIE since the entity’s equity was funded from up-front fees received from the CDEs. However, based upon its evaluation, the Company is not the primary beneficiary of the entity. The Company believes that its maximum exposure to loss as a result of its involvement with this VIE is not material.

In 2004, the Company issued a budget guaranty relating to a development project. Under the budget guaranty, the Company is responsible for all costs in excess of an approved budget of approximately $35,520. The Company was involved in the design of the underlying entity and has determined that its budget guaranty represents a variable interest in a VIE for which the Company is not the primary beneficiary. The Company cannot estimate its actual maximum exposure to loss as a result of its involvement with this VIE because the budget guaranty is unlimited. However, based on the Company’s experience of minimal payments under similar arrangements and the existence of a guaranteed maximum price contract between the general contractor and the owner of the project that mitigates the Company’s risk, the Company believes that its exposure to loss is not material.

The Company is part of a co-lender group with an independent third party that issued a mezzanine loan to the owner of two office buildings. In April 2000, the Company provided $567 of the total $5,667 mezzanine loan. At that time, another independent third-party lender provided the senior financing of $19,100 to the owner. The Company also provides building management and leasing services for the buildings under a long-term contract at market rates for such services. The mezzanine loan arrangement is considered to be a variable interest in the entity that owns the property, which the Company believes is a VIE. However, based upon the Company’s evaluation, the Company is not the primary beneficiary of the entity, and, therefore, the Company has not consolidated the VIE. The VIE sold one of its buildings in December 2004 and paid a portion of the Company’s note receivable at that time. The Company’s maximum exposure to loss as a result of its involvement with this VIE is limited to its outstanding note balance of $430 as of December 31, 2005.

3.   Real Estate

The Company provides build-to-suit services for its clients and also develops or purchases certain projects which it intends to sell to institutional investors upon project completion or redevelopment. Therefore, the Company has ownership of real estate until such projects are sold. Certain real estate assets owned by the Company secure the outstanding balances of underlying mortgage or construction loans. All real estate is included in the Company’s Development and Investment segment (see Note 21). At December 31, real estate consisted of the following:

	2005
	Land	Buildings and Improvements		Other		Total
Real estate under development (current)	$33,882	$86,815		$—		$120,697
Real estate included in assets held for sale (see Note 10)	24,303	28,642		1,167		54,112
Real estate under development (non-current)	97,083	9,576		—		106,659
Real estate held for investment	39,990	37,116	(1)	(961)		76,145
	$195,258	$162,149		$206	(2)	$357,613

	2004
	Land	Buildings and Improvements		Other		Total
Real estate under development (current)	$394	1,473		$—		$1,867
Real estate included in assets held for sale (see Note 10)	41,233	29,596		1,860		72,689
Real estate under development (non-current)	27,529	28,865		—		56,394
Real estate held for investment	65,353	25,396	(1)	(714)		90,035
	$134,509	$85,330		$1,146	(2)	$220,985

(1)             Net of accumulated depreciation of $1,568 and $657 at December 31, 2005 and 2004, respectively.

(2)             Includes balances for lease intangibles and tenant origination costs of $(1,627) and $1,833 at December 31, 2005, and $(1,238) and $2,384 at December 31, 2004, respectively. The Company records lease intangibles and tenant origination costs upon acquiring buildings with in-place leases. The balances are shown net of amortization (recorded as an increase to or a reduction of rental income for lease intangibles and as amortization expense for tenant origination costs).

No material provisions for losses on real estate held for sale were recorded in 2005 or 2004. In 2003, the Company recorded provisions for losses on real estate of $1,903 to increase the allowances on real estate held for sale to reflect assets at fair value less cost to sell, of which $1,395 was included in discontinued operations in the consolidated statement of income and all remaining amounts were included in general and administrative expenses. With respect to one project to which these allowances relate, the related non-recourse note payable matured in 2004, and the Company conveyed the underlying property to the lender in order to satisfy the note.

During 2004 and 2003, the Company recorded writedowns for impairment of real estate (not classified as held for sale at the time of such writedowns) totaling $578 and $4,005, respectively. In 2004 and 2003, $120 and $2,122 of such impairments were included in discontinued operations in the consolidated statement of income, and all remaining amounts were included in general and administrative expenses. There were no such writedowns for impairment in 2005.

The 2004 writedowns for impairment primarily relate to a vacant land parcel in a market in which rental rates continued to decline and vacancy rates continued to increase. The Company obtained market comparisons for the land parcel and determined that, based on those market comparisons, the value of the land was impaired. A portion of the 2004 and 2003 writedowns related to a real estate project located in a market with high vacancy rates and other buildings likely to lease up prior to the Company’s building. The fair value of the asset was based on market comparisons obtained by the Company. The Company sold the underlying asset and funded $316 of the recourse note payable in August 2004. The 2003 writedowns also reflected impairment related to a single-tenant office/industrial real estate project. The non-recourse note payable related to the project had matured and subsequently, the Company conveyed the underlying property to the lender to satisfy the note. The fair value of the asset was determined based on a discounted cash flow projection prior to the conveyance of the property to the lender.

In 2005, the partnership agreements of two real estate partnerships that were consolidated by the Company were amended. The other partners of the partnerships have substantive rights and therefore, the Company began using the equity method of accounting for these real estate subsidiaries, resulting in a non-cash reduction in real estate of $29,859, a non-cash decrease in other current assets of $866, a non-cash increase in investment in subsidiaries of $4,376, a non-cash decrease in other assets of $247, a non-cash increase in accrued expenses of $57, a non-cash reduction in notes payable on real estate of $24,390 and a non-cash decrease in minority interest of $2,149. No gain or loss was recognized on these transactions.

In 2003, the Company sold a parcel of land for $1,750, of which $1,125 of the consideration received was in the form of an interest-bearing note from the buyer. The Company retained a unilateral right to repurchase the property at any time through 2006, in addition to maintaining the right to approve any plans for development on the property. If the Company exercises its repurchase option, the Company would repay the amount it received from the buyer, plus a return on the buyer’s investment. Because of the Company’s continuing involvement in and option to repurchase the property, the transaction was recorded as a financing transaction rather than a sale. As of December 31, 2005, real estate and other assets held for sale included $1,408 and liabilities related to real estate and other assets held for sale included $1,750 related to this parcel of land.

The estimated costs to complete the 31 consolidated real estate projects under development or to be developed by the Company as of December 31, 2005, totaled $310,172. At December 31, 2005, the Company had commitments for the sale of five of the projects.

Rental revenues (which are included in development and construction revenue) and expenses (which are included in general and administrative expenses) relating to the Company’s operational real estate properties, excluding those reported as discontinued operations, were $6,014 and $6,101, respectively in 2005, $8,586 and $5,662, respectively, in 2004 and $9,434 and $4,632, respectively, in 2003.

4.   Marketable Securities

The following table is a summary of marketable securities held by the Company at December 31, 2005, all of which were classified as available for sale. The Company held no marketable securities at December 31, 2004.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury securities and obligations of U.S. government agencies	$6,158	$10	$(57)	$6,111
Corporate debt securities	3,254	2	(42)	3,214
Asset-backed securities	1,592	4	(6)	1,590
Collateralized mortgage obligations	1,715	1	(18)	1,698
Total debt securities	12,719	17	(123)	12,613
Equity securities	5,683	511	(176)	6,018
Total available for sale securities	$18,402	$528	$(299)	$18,631

The net carrying value and estimated fair value of debt securities at December 31, 2005, by contractual maturity, are shown below. Actual repayment dates may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations.

	Amortized Cost	Estimated Fair Value
Debt securities:
Due in one year or less	$499	$495
Due after one year through five years	5,208	5,154
Due after five years through ten years	3,543	3,512
Due after ten years	162	163
Asset-backed securities	1,592	1,591
Collateralized mortgage obligations	1,715	1,698
Total debt securities	$12,719	$12,613

The Company recorded no significant realized gains or losses related to sales of marketable securities in 2005.

5.   Furniture and Equipment

Furniture and equipment consisted of the following at December 31:

	2005	2004
Owned assets, at cost	$53,314	$47,418
Less: Accumulated depreciation on owned assets	33,801	30,388
	19,513	17,030
Assets under capital leases	525	4,890
Less: Accumulated amortization on assets under capital leases	251	3,271
	274	1,619
Furniture and equipment, net	$19,787	$18,649

6.   Investments in Unconsolidated Subsidiaries

Investments in unconsolidated subsidiaries consisted of the following at December 31:

	2005	2004
Real estate	$44,496	$39,829
Other	130,915	34,261
	$175,411	$74,090

As part of its real estate development activities, the Company has numerous investments in unconsolidated subsidiaries, generally with unaffiliated parties. These underlying entities typically own real estate investments and carry debt related to the financing of such real estate.

The aggregate carrying amount of the Company’s cost method investments was $2,209 at December 31, 2005. The Company evaluated the carrying amount of its cost method investments for impairment and determined that no impairment existed as of December 31, 2005.

In April 2005, the Company exercised its option to acquire additional shares of Savills. The exercise of the option resulted in the issuance of 5,243,229 shares by Savills at a price of 701.28 pence per share, for a total cost of £36,770 ($70,392). The exercise represented a 20% premium to the average mid-market closing price of the shares in trading on the London Stock Exchange for the five trading days preceding the exercise of the option. Preceding its exercise of the option, also in April 2005, the company acquired 1,677,970 of Savills’ Ordinary Shares in open market purchases at an average price of 650.00 pence per share, having the effect of reducing the number of shares purchasable under the option. The option exercise and the market purchase together increased the Company’s ownership stake to approximately 19.6% of Savills’ Ordinary Shares then outstanding. The aggregate cost of the market purchases and the shares issued upon exercise of the option was $91,272. The purchases were funded by borrowings under the Company’s line of credit.

The Company has completed its purchase price allocation of this additional ownership interest in Savills. Of the total purchase price, $3,251 has been allocated to the value of customer relationships, property and facilities management contracts and backlog. This amount is being amortized over periods up to ten years. The difference between the carrying value of the additional investment and the amount of underlying equity in net assets of $67,371 will be evaluated for impairment as part of the investment as a whole when evidence of a loss in value occurs.

The Company accounts for its interest in Savills on the equity method because it has significant influence over Savills due to the following factors: (i) the Company has the right to designate two members of Savills’ board of directors (which has significant influence over the management of Savills); and (ii) the Company has a strategically significant commercial relationship with Savills. The Company’s portion of Savills’ undistributed earnings totaled $16,328 at December 31, 2005, and was included in retained earnings. The aggregate market value of the investment at December 31, 2005, was $221,300, which exceeded its carrying value.

Summarized financial information for unconsolidated subsidiaries accounted for on the equity method was as follows:

	December 31,
	2005	2004
Real Estate:
Real estate	$435,980	$287,791
Other assets	82,162	50,482
Total assets	$518,142	$338,273
Notes payable on real estate	$283,259	$160,799
Other liabilities	21,465	9,986
Equity	213,418	167,488
Total liabilities and equity	$518,142	$338,273
Other:
Current assets	$519,910	$410,161
Non-current assets	197,024	122,826
Total assets	$716,934	$532,987
Current liabilities	$344,824	$282,425
Non-current liabilities	61,902	37,445
Minority interest	988	303
Equity	309,220	212,814
Total liabilities and equity	$716,934	$532,987
Total:
Assets	$1,235,076	$871,260
Liabilities	$711,450	$490,655
Minority interest	988	303
Equity	522,638	380,302
Total liabilities and equity	$1,235,076	$871,260

	Years Ended December 31,
	2005	2004	2003
Real Estate:(1)
Total revenues	$46,014	$61,268	$42,222
Total expenses	18,158	15,819	35,818
Net income	$27,856	$45,449	$6,404
Other:
Total revenues	$754,724	$679,856	$558,802
Total expenses	683,973	614,727	524,187
Net income	$70,751	$65,129	$34,615
Total:
Total revenues	$800,738	$741,124	$601,024
Total expenses	702,131	630,546	560,005
Net income	$98,607	$110,578	$41,019

(1)             The amounts for the years ended December 31, 2004 and 2003, include TFK Retail, Ltd. (“TFK”), an entity that held a portfolio of real estate assets. TFK was a significant subsidiary in accordance with Rule 3-09 of Regulation S-X. The Company held a 16.97% ownership interest in TFK, which disposed of all its assets in 2004.

7.   Accrued Expenses

Accrued expenses consisted of the following at December 31:

	2005	2004
Payroll and bonuses	$68,683	$67,315
Commissions	34,449	36,171
Development costs	24,016	16,601
Deferred income	13,193	13,160
Interest	398	455
Insurance	2,144	2,150
Restructuring charges	1,810	1,902
Other	12,574	11,229
	157,267	148,983
Less: Accrued expenses included in liabilities related to real estate and other assets held for sale (see Note 10)	1,973	4,703
	$155,294	$144,280

8.   Long-Term Debt and Capital Lease Obligations

Long-term debt consisted of the following at December 31:

	2005	2004
Borrowings under $175,000 line of credit with a bank (the “Credit Facility”)	$35,000	$—
Borrowings under $25,000 short-term revolving line of credit with a bank (the “Swing Line”)	—	—
Borrowings under £1,100 short-term borrowing facility with a bank (the “European Facility”)	1,286	—
Other	50	14
Total long-term debt	36,336	14
Less: Current portion of long-term debt	1,302	6
	$35,034	$8

During June 2005, the Company entered into the Credit Facility and the Company’s previous $150,000 line of credit was terminated. The Company repaid borrowings outstanding under the previous line of credit with proceeds from the Credit Facility. Borrowings under the Credit Facility are due in June 2008 and are either Base Rate Loans or Eurodollar Rate Loans. Base Rate Loans bear interest at a base rate plus a margin of 0.25% depending on the Company’s leverage ratio. The base rate is the higher of the prime lending rate or an average federal funds rate plus 0.5%. Eurodollar Rate Loans bear interest at the Eurodollar plus a margin which ranges from 1.75% to 2.0%, depending upon the Company’s leverage ratio. The Eurodollar rate is based on the British

Bankers Association LIBOR rate. The interest rate for borrowings under the Credit Facility was 6.0% at December 31, 2005.

The shares of certain subsidiaries of the Company, accounting for at least 80% of Adjusted Gross EBITDA, as defined in the Credit Facility agreement, are pledged as security for the Credit Facility.

The Company is subject to various covenants associated with the Credit Facility, such as maintenance of minimum net worth and liquidity and certain key financial data. In addition, the Company may not pay dividends or make other distributions on account of its common stock exceeding 50% of the previous year’s net income before depreciation and amortization, plus, for the year ending December 31, 2005 only, an amount equal to $20,000. There are also restrictions on investments and acquisitions that can be made by the Company. At December 31, 2005, the Company was in compliance with all covenants of the Credit Facility.

The covenants associated with the Credit Facility and the amount of the Company’s other borrowings and contingent liabilities may have the effect of limiting the borrowing capacity available to the Company under the Credit Facility to an amount less than the $175,000 commitment. At December 31, 2005, the Company had unused borrowing capacity of $133,914 (taking into account borrowings and letters of credit outstanding) under its Credit Facility.

Under the Credit Facility, the Company pays a quarterly fee equal to 0.25% per annum of the unused commitment under the line. If a certain interest coverage ratio is not maintained, as defined in the agreement, the Credit Facility requires the Company to enter into one or more interest rate agreements for the Company’s floating rate indebtedness in excess of $30,000 (other than construction loans under which interest is capitalized in accordance with GAAP) ensuring the net interest is fixed, capped or hedged.

The Swing Line is a component of the Credit Facility. Borrowings under the Swing Line mature five business days from the date drawn (no later than June 28, 2008) and bear interest at a 30-day LIBOR-based rate (plus an applicable margin as defined in the agreement). Borrowings under the Swing Line reduce borrowing capacity under the Credit Facility.

The European Facility is held by the Company’s European outsourcing subsidiary. Borrowings under the European Facility are payable on demand, bear interest at the bank’s base rate plus 1.75% (borrowing rate of 6.25% at December 31, 2005), are payable quarterly, and are recourse to the Company.

Principal maturities of long-term debt at December 31, 2005, were as follows:

2006	$1,302
2007	12
2008	35,010
2009	8
2010	4
$36,336

At December 31, 2004, the Company had current obligations under capital leases of $363, primarily for furniture and equipment, which were secured by the underlying assets. The Company had no such obligations at December 31, 2005.

9.   Notes Payable on Real Estate

The Company had loans secured by real estate (the majority of which were construction loans), which consisted of the following at December 31:

	2005	2004
Current portion of notes payable on real estate	$122,932	$2,289
Notes payable on real estate included in liabilities related to real estate and other assets held for sale (see Note 10)	38,837	47,733
Total notes payable on real estate, current portion	161,769	50,022
Notes payable on real estate, non-current portion	94,389	99,682
Total notes payable on real estate	$256,158	$149,704

Notes payable on real estate held for sale are included in liabilities related to real estate and other assets held for sale. Notes payable on real estate under development (current) are included in current portion of notes payable on real estate. Notes payable on real estate under development (non-current) and real estate held for investment are classified according to payment terms and maturity date.

At December 31, 2005, $8,300 of the current portion and $10,269 of the non-current portion of notes payable on real estate were recourse to the Company (beyond being recourse to the single-purpose entity that held the real estate asset and was the obligor on the note payable). With respect to a project to which $3,322 of the current recourse obligations related, the Company has an agreement to sell the project upon completion, the proceeds of which will be used to repay the related note payable.

Principal maturities of notes payable on real estate at December 31, 2005, were as follows:

2006	$32,430
2007	174,149
2008	49,579
$256,158

Interest rates on loans outstanding at December 31, 2005, ranged from 6.0% to 12.0%. Generally, only interest is payable on the real estate loans (and is generally drawn on the underlying construction loan), with all unpaid principal and interest due at maturity. Capitalized interest in 2005 and 2004 totaled $15,654 and $10,898, respectively.

In 2003, in conjunction with the purchase of a real estate project held for investment, the Company assumed the seller’s obligations on a note with respect to the project, which resulted in a non-cash increase in notes payable on real estate totaled $796.

The Company has a participating mortgage loan obligation related to a real estate project under development. The participating mortgage loan is subordinate to a construction loan on the underlying project. The mortgage lender participates in net operating cash flow of the mortgaged real estate project, if any, and capital proceeds, net of related expenses, upon the sale of the project, after payment of amounts due under the construction loan. The lender receives 6% fixed interest on the outstanding balance of its note, compounded monthly, and participates in 35% to 80% of proceeds that remain after the construction loan is paid, based on reaching various internal rates of return. The amount of the participating liability and the related debt discount were $12,809 and $1,835, respectively, at December 31, 2005 and $10,030 and $4,844, respectively, at

December 31, 2004. In 2005 and 2004, the Company amortized $5,839 and $5,136, respectively, of the debt discount, which was capitalized to real estate.

10.   Real Estate and Other Assets Held for Sale and Related Liabilities

Real estate and other assets held for sale include completed real estate projects or land for sale in their present condition that have met all of the “held for sale” criteria of FAS 144 and other assets directly related to such projects. Liabilities related to real estate and other assets held for sale have been included as a single line item in the Company’s balance sheet. In accordance with FAS 144, balances related to assets classified as held for sale at December 31, 2005, that were not classified as such at December 31, 2004, were reclassified to real estate and other assets held for sale in the Company’s balance sheet as of December 31, 2004.

Real estate and other assets held for sale and related liabilities were as follows at December 31:

	2005	2004
Assets:
Notes and other receivables	$381	$1,304
Real estate held for sale (see Note 3)	54,112	72,689
Other current assets	601	885
Other assets	340	635
Total real estate and other assets held for sale	55,434	75,513
Liabilities:
Accrued expenses (see Note 7)	1,973	4,703
Notes payable on real estate held for sale (see Note 9)	38,837	47,733
Other current liabilities	106	139
Total liabilities related to real estate and other assets held for sale	40,916	52,575
Net real estate and other assets held for sale	$14,518	$22,938

11.   Stockholders’ Equity

The holders of shares of the Company’s common stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. Each share of common stock is entitled to participate equally in dividends, when and if declared, and in the distribution of assets in the event of liquidation, dissolution or winding up of the Company, subject in all cases to any rights of outstanding shares of preferred stock.

Under the Trammell Crow Company 1997 Option Plan (the “Assumed Option Plan”), the Company issued options to purchase 2,423,769 shares of the Company’s common stock at an exercise price of $3.85 per share. All options available under the Assumed Option Plan were granted on August 1, 1997. The options vested at the closing of the Company’s initial public offering on December 1, 1997, and became exercisable 30 days after that date. The options expire 10 years from the date of grant and are not contingent on continued employment with the Company. At December 31, 2005, common shares reserved for future issuance under the Assumed Option Plan totaled 412,255.

The Trammell Crow Long-Term Incentive Plan (the “Long-Term Plan”) originally provided for the issuance of up to 5,334,878 shares of common stock. In May 1999, the Long-Term Plan was amended to increase the number of shares available for future awards to 8,634,878 shares of common stock. Options to acquire shares of common stock granted by the Company under the Long-Term Plan have exercise prices equal to the fair market value of the common stock on the date of grant and expire 7 to 10 years from the date of grant.

Except for options granted to members of the Board of Directors and options granted in connection with acquisitions of real estate service companies, options vesting over periods ranging from three to five years, and generally have partial vesting on anniversaries of the grant date.

The Long-Term Plan also provides for the awards of Stock Appreciation Rights, Restricted Stock and Performance Units. In 2005, 2004 and 2003, the Company granted 431,589 shares, 672,313 shares and 1,636,500 shares, respectively, of restricted stock under the Long-Term Plan. The restricted stock vests over periods up to five years. The weighted-average grant date fair value per share of the Company’s restricted stock issued in 2005, 2004 and 2003 was $23.82, $12.90 and $8.75, respectively. The Company recognized compensation expense of $6,806, $6,605 and $3,727 in 2005, 2004 and 2003, respectively, related to the grants of restricted stock, net of forfeitures.

At December 31, 2005, common shares reserved for future issuance under the Long-Term Plan totaled 5,283,815 shares, of which 817,728 common shares were available for future awards.

The Company’s stock option activity and related information, for the years ended December 31, 2005, 2004 and 2003, was as follows:

	Exercise price of $3.85 (below market price at grant date)	Exercise price of $9.74 to $14.50 (at market price at grant date)	Exercise price of $14.51 to $22.75 (at market price at grant date)	Exercise price of $22.76 to $36.00 (at market price at grant date	Total
	2005
Options outstanding:
Beginning of year	896,135	3,004,925	1,921,135	144,621	5,966,816
Granted	—	—	—	—	—
Exercised	(414,830)	(226,634)	(321,764)	—	(963,228)
Forfeited	(69,050)	(37,705)	(10,991)	—	(117,746)
Expired	—	—	—	—	—
End of year	412,255	2,740,586	1,588,380	144,621	4,885,842
Weighted-average exercise price of options:
Granted	—	—	—	—
Exercised	3.85	11.35	17.63	—
Forfeited	3.85	11.70	17.67	—
Outstanding at end of year	3.85	11.80	17.72	28.66
Weighted-average fair value of options granted	—	—	—	—
Weighted-average remaining contractual life	1.6 years	3.4 years	2.6 years	2.3 years
Options exercisable:
Number of options	412,255	2,481,378	1,588,380	144,621	4,626,634
Weighted-average exercise price	$3.85	$11.63	$17.72	$28.66

11.   Stockholders’ Equity (Continued)

	Exercise price of $3.85 (below market price at grant date)	Exercise price of $9.74 to $14.50 (at market price at grant date)	Exercise price of $14.51 to $22.75 (at market price at grant date)	Exercise price of $22.76 to $36.00 (at market price at grant date	Total
	2004
Options outstanding:
Beginning of year	956,649	3,207,925	2,086,341	151,739	6,402,654
Granted	—	—	—	—	—
Exercised	(60,514)	(111,375)	—	—	(171,889)
Forfeited	—	(91,625)	(165,206)	(7,118)	(263,949)
Expired	—	—	—	—	—
End of year	896,135	3,004,925	1,921,135	144,621	5,966,816
Weighted-average exercise price of options:
Granted	—	—	—	—
Exercised	$3.85	$11.21	—	—
Forfeited	—	$11.20	$17.62	$30.91
Outstanding at end of year	$3.85	$11.76	$17.70	$28.66
Weighted-average fair value of options granted	—	—	—	—
Weighted-average remaining contractual life	2.6 years	4.4 years	3.6 years	3.3 years
Options exercisable:
Number of options	896,135	2,222,051	1,921,135	144,621	5,183,942
Weighted-average exercise price	$3.85	$11.54	$17.70	$28.66

	2003
Options outstanding:
Beginning of year	1,017,395	3,295,486	2,285,885	165,447	6,764,213
Granted	—	153,314	—	—	153,314
Exercised	(60,746)	(59,000)	—	—	(119,746)
Forfeited	—	(181,875)	(199,544)	(13,708)	(395,127)
Expired	—	—	—	—	—
End of year	956,649	3,207,925	2,086,341	151,739	6,402,654
Weighted-average exercise price of options:
Granted	—	$9.74	—	—
Exercised	$3.85	$10.94	—	—
Forfeited	—	$11.95	$17.66	$32.10
Outstanding at end of year	$3.85	$11.73	$17.70	$28.76
Weighted-average fair value of options granted	—	$4.63	—	—
Weighted-average remaining contractual life	3.6 years	5.4 years	4.6 years	4.4 years
Options exercisable:
Number of options	956,649	1,642,633	2,049,674	151,739	4,800,695
Weighted-average exercise price	$3.85	$11.29	$17.69	$28.76

12.   Income Taxes

The provision for income taxes consisted of the following for the years ended December 31:

	2005	2004	2003
Current
Federal	$21,926	$22,061	$11,505
State	5,140	4,454	2,323
International	1,063	743	(384)
	28,129	27,258	13,444
Deferred
Federal	5,469	(2,749)	754
State	1,282	(555)	152
	6,751	(3,304)	906
	$34,880	$23,954	$14,350

The components of the net domestic deferred tax asset are summarized below as of December 31:

	2005	2004
Deferred tax assets
Impairment of investments	$11,920	$14,539
Compensation expense relating to restricted stock	5,746	5,526
Deferred income	2,822	2,271
Compensation expense relating to stock options	2,211	4,473
Insurance reserves	1,585	1,374
Bad debts	1,263	1,111
Straight-line rent	989	587
Restructuring charges relating to future rent expense	587	607
Dispositions of real estate	397	4,017
Depreciation and amortization	—	1,190
Other	2,729	952
	30,249	36,647
Less: valuation allowance	—	961
Total deferred tax assets	30,249	35,686
Deferred tax liabilities
Goodwill amortization	(5,891)	(3,973)
Depreciation and amortization	(1,866)	—
Foreign currency translation adjustments	(1,642)	(1,897)
Basis difference on real estate	—	(585)
Other	(645)	(2,275)
Total deferred tax liabilities	(10,044)	(8,730)
Net deferred tax asset	$20,205	$26,956

The components of the net international deferred tax asset were as follows as of December 31:

	2005	2004
Deferred tax asset
International tax attribute carryforwards	$2,363	$1,739
Less: valuation allowance	2,363	1,739
Net deferred tax asset	$—	$—

Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, the Company determined that the valuation allowance required at December 31, 2005, to reduce a deferred tax asset to the amount that will more likely than not be realized was $2,363 relating to international tax attribute carryforwards. The changes in valuation allowances for 2005 were a decrease of $961 for the domestic deferred tax asset relating to certain nonqualified stock options and an increase of $624 for the international deferred tax asset.

Components of deferred income taxes were as follows at December 31:

	2005	2004
Current	$3,935	$4,021
Non-current	16,270	22,935
Net deferred tax asset	$20,205	$26,956

The differences between the provisions for income taxes and the amounts computed by applying the statutory federal income tax rates to income from continuing operations before income taxes for the years ended December 31 were:

	2005	2004	2003
Tax at statutory rate applied to income from continuing operations before income taxes	$23,317	$11,746	$11,731
State income taxes, net of federal tax benefit	2,858	1,439	1,438
Non-deductible meals	825	756	704
Change in international valuation allowance	624	522	280
International	439	221	(664)
Change in domestic valuation allowance	(961)	(65)	346
Income from investments in unconsolidated subsidiaries	—	(1,640)	(743)
Foreign tax credit	(2,586)	—	—
Other	67	(344)	1,094
	$24,583	$12,635	$14,186

13.   Operating Leases

The Company has commitments under operating leases for office space and office equipment. Office leases are generally noncancelable and provide for payments of base rent plus the Company’s share of operating expenses. During the years ended December 31, 2005, 2004 and 2003, rent expense was $23,883, $23,197 and $22,909, respectively.

Minimum future rentals to be paid and received under noncancelable operating lease and sublease commitments in effect at December 31, 2005, were as follows:

	Leases	Subleases	Net
2006	$21,016	$(1,056)	$19,960
2007	16,210	(688)	15,522
2008	11,259	(24)	11,235
2009	8,781	(16)	8,765
2010	5,346	—	5,346
Thereafter	6,623	—	6,623
	$69,235	$(1,784)	$67,451

14.   Employee Benefit Plans

The Company’s employees participate in a defined contribution savings plan, which provides the opportunity for pretax contributions by employees. The Company matches 50% of the employee’s contributions up to 6% of the employee’s annual earnings or a maximum of $7 per employee per annum. The Company’s contribution expense for 2005, 2004 and 2003, including amounts reimbursed by clients, was $8,942, $7,799 and $7,035, respectively.

The Company has also established the Trammell Crow Company Employee Stock Purchase Plan (the “ESPP”). Employees may elect to have bi-weekly payroll deductions of 1% to 10% of gross earnings, which is used to purchase, on a semi-annual basis, stock of the Company at a 15% discount from market value, which is established on the date of issuance. The ESPP is available to all employees and requires a twelve-month holding period for stock purchased under the plan. The Company has reserved 3,000,000 shares of common stock for issuance under the ESPP, of which 2,060,513 had been issued as of December 31, 2005.

15.   Gain on Disposition of Real Estate and Discontinued Operations

Real estate dispositions excluding those accounted for as discontinued operations during the years ended December 31 were as follows:

	2005	2004	2003
Projects sold	7	17	19
Net sale price	$41,660	$121,361	$67,115
Gain on sale	$18,553	$26,742	$13,199

The net sales prices for 2005 and 2004 noted above included notes receivable for $12,244 and $14,250, respectively, from purchasers of real estate projects.

In 2005, the Company paid $13,915 to purchase the other partner’s 70% ownership interest in a partnership holding real estate. Prior to the purchase, the Company did not control the partnership through its 30% ownership interest and, as such, accounted for its investment in the partnership under the equity method. As a result of the purchase, the Company obtained 100% ownership in the entity and accordingly, began to account for the partnership as a consolidated subsidiary. The consolidation of the partnership resulted in a non-cash increase in real estate and other assets held for sale of $19,123 (increase in real estate held for sale of $19,162 and a decrease in accounts receivable of $39), a non-cash reduction in investment in subsidiaries of $2,471 and a non-cash increase in liabilities related to real estate and other assets held for sale of $16,652 (accounts payable and accrued expenses of $13,952 and notes payable on real estate held for sale of $2,700). No gain or loss was recognized on this transaction. The Company subsequently sold the real estate project and recognized gain on disposition of $6,832 in 2005.

In 2004, the Company sold a real estate project for $15,875. The Company is leasing back a portion of the space in the project, and also had other continuing obligations to the buyer at the time of the sale. As a result, the transaction, initially recorded as a financing transaction, was ultimately accounted for as a sale when the continuing obligation period ended in the fourth quarter of 2004. The gain on this sale is being recognized over the Company’s lease term.

In 2004, the Company conveyed a multi-tenant industrial real estate project to the lender in order to satisfy the underlying non-recourse note that had matured. With respect to this disposition, the Company recorded a loss on disposition of real estate of $3, net of $61 of income from extinguishment of debt. The transaction resulted in a non-cash decrease in real estate and other assets held for sale of $10,593 (increased accounts receivable $2, decreased other current assets $164, decreased real estate held for sale $10,698 and decreased other assets $93), and a non-cash reduction in liabilities related to real estate and other assets held for sale of $10,950 (increased accounts payable $57, decreased accrued expenses $273 and decreased notes payable on real estate $10,734).

In 2004, the Company sold its 100% interest in a consolidated subsidiary, which owned a partially-developed building, to an unrelated party for a net sales price of $808. The transaction resulted in a non-cash decrease in real estate and other assets held for sale of $3,032 (real estate held for sale of $2,951 and other assets of $81), decreased accounts receivable (included in real estate and other assets held for sale) $4, and a non-cash reduction in liabilities related to real estate and other assets held for sale of $3,029 (decreased accounts payable $202 and decreased notes payable on real estate $2,827). In 2005 and 2004, the Company recognized gain on disposition of $426 and $357, respectively, based on the percentage-of-completion method of profit recognition.

Also in 2004, the Company sold a 150-acre land parcel to a third party for cash of $30,010. At the time of sale, a consolidated subsidiary of the Company (other than the entity that sold the property) held a purchase contract on seven acres of the 150-acre land parcel. As a result, the Company recorded the transaction related to the seven-acre parcel as a financing transaction, rather than a sale. In 2005, the Company terminated the purchase contract in exchange for additional net proceeds of $1,275 and recognized total gain on disposition of real estate (including the portion of the 2004 transaction related to the seven-acre parcel) of $2,317. This amount is included in discontinued operations in the consolidated statements of income.

 In 2003, the Company conveyed a single-tenant office/industrial real estate project to the lender in order to satisfy the underlying non-recourse note that had matured. With respect to this disposition, the Company recorded a gain on disposition of real estate of $798, of which $677 was extinguishment of debt. Also in 2003, the Company sold its 50% partnership interest in a consolidated subsidiary to the other partner in the partnership for a net sales price of $1,032. The transaction resulted in a non-cash decrease in real estate and other assets held for sale of $11,004 (accounts receivable of $4 and real estate held for sale of $11,000), decreased cash (included in real estate and other assets held for sale) $92, and a non-cash reduction in liabilities related to real estate and other assets held for sale of $11,804 (decreased accounts payable $61, increased accrued expenses $164 and decreased notes payable on real estate $11,907), and a non-cash increase in minority interest of $210. The Company recognized a gain on disposition of $1,530 as a result of this transaction.

Real estate dispositions accounted for as discontinued operations under FAS 144 during the years ended December 31 were as follows:

	2005	2004	2003
Projects sold	22	5	4
Net sale price	$120,344	$83,924	$25,064
Gain on sale	$31,511	$42,535	$5,557

The components of discontinued operations for the years ended December 31 were as follows:

	2005	2004	2003
Revenues:
Development and construction	$6,669	$4,372	$1,278
Total Revenues	6,669	4,372	1,278
Expenses:
Salaries, wages, and benefits	521	164	55
Commissions	704	1,388	280
General and administrative	4,983	3,118	4,316
Depreciation	699	351	297
Amortization	733	270	139
Interest	2,785	987	1,416
Total Expenses	10,425	6,278	6,503

Gain on disposition of real estate	31,511	42,535	5,557
Operating income	27,755	40,629	332
Interest and other income	79	17	72
Income from discontinued operations, before income taxes	27,834	40,646	404
Income tax expense	(10,297)	(11,319)	(164)
Minority interest	—	(10,841)	—
Income from discontinued operations, net of income taxes	$17,537	$18,486	$240

16.   Intangible Assets and Acquisitions of Real Estate Service Companies

In 2003, the Company strengthened and extended through 2008 its strategic alliance with Savills. The strategic alliance was initially formed in 2000 for the purposes of providing each company’s clients access to the commercial real estate service capabilities of the other. As part of the 2003 agreement, the Company subscribed to $9 of additional capital in Trammell Crow Savills Limited, the Company’s consolidated European venture jointly owned with Savills, effectively increasing the Company’s ownership in this venture to approximately 95%. In addition, the Company purchased all of Savills’ ownership in Trammell Crow Savills Asia-Pacific Limited, the Company’s consolidated Asian joint venture, for a nominal amount, increasing the Company’s ownership of this venture to substantially 100%. While the Company recorded no gain or loss on this transaction, it recorded a non-cash increase in minority interest of $639, and an offsetting non-cash decrease in furniture and equipment. In 2004, the Company acquired Savills’ remaining 5% ownership in Trammell Crow Savills Limited for nominal consideration.

Intangible assets consisted of the following at December 31:

	2005		2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Contract intangibles	$12,675	$(10,012)	$13,672	$(10,210)
Employment contracts and noncompete agreements	8,510	(8,510)	8,584	(8,584)
Acquired management contracts	4,026	(4,026)	4,026	(4,026)
	$25,211	$(22,548)	$26,282	$(22,820)

The estimated future amortization of the intangible asset balance at December 31, 2005, is as follows:

2006	$1,271
2007	672
2008	330
2009	258
2010 and thereafter	132
$2,663

17.   Related Party Transactions

In 2005, 2004 and 2003, the Company derived less than 1% of its total revenues from services provided principally to a party that ceased to be affiliated with the Company in May 2003. In addition, in each of 2005, 2004 and 2003, the Company derived 2% of its total revenues from services provided to a client of which one of the Company’s directors is an officer.

The Company has agreements to provide development and brokerage services to certain of its unconsolidated subsidiaries accounted for under the equity method under terms that the Company believes are consistent with the terms in similar agreements with unrelated parties. In each of the years ended December 31, 2005, 2004 and 2003, the Company derived 1% of its total revenues from such unconsolidated subsidiaries.

18.   Financial Instruments

As required under the Company’s Credit Facility, the Company has entered into various interest rate agreements to manage market risks related to changes in interest rates. The Company’s participation in derivative transactions has been limited to hedging purposes. Derivative instruments are not held or issued for trading purposes.

On March 24, 2001, the Company renewed an existing interest rate swap agreement for a 24-month period ending March 24, 2003, with a notional amount of $150,000. This interest rate swap agreement established a fixed interest pay rate of 4.68% on a portion of the Company’s variable rate debt. Under this interest rate swap agreement, if the actual LIBOR-based rate was less than the specified fixed interest rate, the Company was obligated to pay the differential interest amount, such amount being recorded as incremental interest expense. Conversely, if the LIBOR-based rate was greater than the specified fixed interest rate, the differential interest amount was paid to the Company and recorded as a reduction of interest expense. The weighted-average receive rate under the interest rate swap agreement for 2003 was 1.37%.

The interest rate swap agreement was not initially designated as an effective hedge (although it was entered into for hedging purposes), but on November 1, 2001, the Company designated it as an effective hedge. The Company recorded payments of $588 in 2003 against its swap liability that would have been recorded to interest expense had the interest rate swap agreement been designated as a hedge since its inception. Changes in the fair value of the interest rate swap agreement attributable to changes in benchmark market interest rates represented the effective portion of the hedge relationship and were recorded in other comprehensive income in accordance with FAS 133. Any hedge ineffectiveness was recorded in current period earnings. The interest rate swap agreement expired on March 24, 2003, therefore the liability balance was zero at December 31, 2005 and 2004. The Company recorded incremental interest expense of $567 in 2003. Since the interest rate swap agreement expired on March 24, 2003, there was no related interest expense recorded in 2005 or 2004.

During 2002, as a result of a decrease in the Company’s floating interest rate debt, the Company dedesignated $75,000 of the interest rate swap agreement previously designated as a hedge in order to maintain the relationship between the notional amount of the designated portion of the interest rate swap agreement and the amount of the Company’s floating rate debt. By redesignating a portion of the interest rate swap agreement as a hedge, the remaining designated portion was still deemed an effective hedge. As a result of this change, the Company recognized expense in 2003 related to the change in fair value of the portion of the interest rate swap agreement that was not designated as a hedge. The amount of the expense was not material.

From time to time, the Company enters into interest rate cap agreements in order to limit its interest expense on the Credit Facility or on certain construction loans related to consolidated real estate projects. These interest rate cap agreements are not designated as effective hedges and therefore are marked to market each period with the change in fair market value recognized in current period earnings. From 2003 to 2005, the Company had such agreements with notional amounts ranging from $1,110 to $11,400 and the Company was to receive payments if the 30-day LIBOR-based floating interest rate exceeded rates ranging from 3.0% to 3.5%. As of December 31, 2005, these agreements had expired or had been terminated. In addition, at December 31, 2005, the Company held one such agreement with a notional amount of $25,650 and the Company receives payments if the 30-day LIBOR-based floating interest rate exceeds 5.5%. This agreement expires on January 2, 2008. Through December 31, 2005, amounts recorded related to these interest rate cap agreements were not material.

Accounts receivable, accounts payable and accrued expenses and other liabilities are carried at amounts that reasonably approximate their fair values. The carrying values of the Company’s long-term debt and notes payable on real estate reasonably approximate their fair values based on the Company’s incremental borrowing rates for similar types of borrowing arrangements.

19.   Commitments and Contingencies

At December 31, 2005, the Company guaranteed repayment of a maximum of $7,131 of real estate notes payable of its unconsolidated subsidiaries of which $7,086 of the underlying notes payable was outstanding as of December 31, 2005. These notes are secured by the underlying real estate and have maturity dates through December 2009.

In 2004, the Company issued a debt repayment guaranty of an unconsolidated subsidiary in conjunction with a $30,000 loan agreement. As part of this loan agreement, the Company issued a repayment guaranty of up to 50% of the loan balance plus any accrued and unpaid interest. In accordance with the terms of the guaranty, at such time as the principal balance has been reduced to $15,000 or less and a target loan-to-value ratio has been reached, the Company’s guaranty is reduced to 25% of the loan balance. In exchange for the guaranty, the Company receives a priority return with respect to its capital contribution based on its exposure under the guaranty. The Company estimates that its likely exposure under the guaranty is not material and has determined that the present value of the priority return is the best estimate of the fair value of the guaranty under FIN 45. The Company initially recorded a liability offset by an increase in its investment in unconsolidated subsidiary balance of $1,886. The underlying note was paid down to $15,000 in the second quarter of 2005, resulting in a decrease in the Company’s guaranty. As a result, the Company decreased the liability balance, with a corresponding decrease to the investment balance. The liability balance was $472 at December 31, 2005.

In 2004, the Company issued a $1,000 debt repayment guaranty on a $10,185 construction loan in order to obtain a development fee contract and allow a third-party owner to obtain financing for a construction project. The guaranty expires upon project completion and achievement of a specified leasing target. The third-party owner has secured its obligation to the Company with a deed of trust on a separate parcel of land, should the Company be required to perform under the guaranty. The loan matures in November 2009. The Company estimates that its likely exposure under the guaranty is not material and has recorded the fair value of the guaranty in an amount equivalent to the consideration received, or $102.

The Company issued several other debt repayment guarantees of unconsolidated subsidiaries that are subject to the provisions of FIN 45. The Company estimates that its likely exposure under these guarantees is not material. On this basis, the Company estimates that the fair value of these guarantees is equivalent to the amount necessary to secure the guarantees using letters of credit from a bank, and the aggregate amount is nominal.

At December 31, 2005, the Company had outstanding letters of credit totaling $18,683, including $2,992, $4,321 and $8,276 of which collateralize amounts recorded in accrued expenses, other current liabilities and other liabilities, respectively. The letters of credit expire at varying dates through December 2006.

In addition, at December 31, 2005, the Company had numerous completion and budget guarantees relating to development projects. These guarantees were made with third-party owners in the normal course of business. Each of these guarantees requires the Company to complete construction of the relevant project within a specified timeframe and/or within a specified budget, with the Company potentially being liable for costs to complete in excess of such budget. However, the Company generally has “guaranteed maximum price” contracts with reputable general contractors with respect to projects for which the Company provides these guarantees. These contracts are intended to pass the budget risk to such contractors. Management does not expect to incur any material losses under these guarantees.

From time to time, the Company acts as a general contractor with respect to construction projects. The Company does not consider these activities to be a material part of its business. In connection with these activities, the Company seeks to subcontract construction work for certain projects to reputable subcontractors. Should construction defects arise relating to the underlying projects, the Company could potentially be liable to the client for the costs to repair such defects, but the Company would generally look to the subcontractor that performed the work to remedy the defect. Management does not expect to incur material losses with respect to construction defects.

As of December 31, 2005, the Company had made non-refundable earnest money deposits totaling $6,924 in conjunction with contracts to acquire approximately $224,089 of real estate from other entities.

The Company and one of its subsidiaries were named defendants in a lawsuit styled Bank One Oklahoma, N.A., et al. (the “Bank”) v. Trammell Crow Services, Inc. and Trammell Crow Company, No. 03 C 3624, filed in the U.S. District Court for the Northern District of Illinois on April 2, 2003. On January 25, 2006, the Company and the Bank resolved the lawsuit between them. The claims filed by each party have been dismissed. The Company accrued the amount required under the terms of the settlement as of December 31, 2005.

From time to time, the Company is involved in other litigation matters that arise in the ordinary course of its business, some of which involve claims for damages which are substantial in amount. The ultimate liability for these matters cannot be determined. However, based on the information currently available, the Company does not believe that the resolution of any such matters to which it is currently a party will have a material adverse effect on the Company’s results of operations, financial condition or liquidity.

20.   Supplemental Cash Flow Information

Supplemental cash flow information is summarized below for the three years ended December 31:

	2005	2004	2003
Interest paid	$22,305	$15,555	$8,347
Income taxes paid	23,441	17,096	10,310
Non-cash activities:
Issuance of restricted stock, net of forfeitures	6,687	8,323	12,289
Capital lease obligations	3	667	2,161
Recognition of deferred gains related to dispositions in previous periods	672	381	339

21.   Segment Information

Description of Services by Segment

The Global Services segment includes property and facilities management, brokerage and corporate advisory services, and project and construction management services delivered to both user and investor clients. The Development and Investment segment includes development activities performed on behalf of investor and user clients on a fee basis, as well as development and investment activities pursuant to which the Company takes an ownership position. The Development and Investment segment also includes activities related to the Company’s operating real estate projects prior to disposition.

Measurement of Segment Profit or Loss and Segment Assets

The Company evaluates performance and allocates resources among its two reportable segments based on income before income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Factors Management Used to Identify the Company’s Reportable Segments

The Company’s reportable segments are defined by the nature of the service provided and activities conducted. Because development services require specialized knowledge, the Company’s organizational structure allows the group of individuals with specialized knowledge and experience in development activities to perform these services with greater focus through the Company’s Development and Investment segment. The organizational structure of the Global Services segment allows the Company to leverage resources in specific geographic areas, as non-development services provided to user and investor clients often require similar expertise.

Approximately 96% of the Company’s revenues were from clients located in the United States. In 2005, 2004 and 2003, one individual client accounted for $116,268, $96,237 and $73,668, respectively, of the Company’s consolidated revenues. Revenues from this client are included primarily in the Company’s Global Services segment.

Financial information for reportable segments was as follows:

	Years Ended December 31,
	2005	2004	2003
Global Services:
Total revenues	$830,238	$708,785	$647,827
Costs and expenses(1)	778,333	682,723	628,234
Gain on disposition of real estate	1,465	2,029	1,790
Operating income	53,370	28,091	21,383
Interest and other income	2,136	1,424	863
Income from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	55,506	29,515	22,246
Minority interest, before income taxes	556	560	675
Income from investments in unconsolidated subsidiaries, before income taxes	11,160	7,252	3,913
Income from continuing operations, before income taxes	67,222	37,327	26,834
Income from discontinued operations, before income taxes	1,178	965	376
Income before income taxes	$68,400	$38,292	$27,210
Development and Investment:
Total revenues	$44,324	$36,851	$43,203
Costs and expenses(1)	79,227	72,026	61,865
Gain on disposition of real estate	17,088	24,713	11,409
Operating loss	(17,815)	(10,462)	(7,253)
Interest and other income	697	1,372	1,373
Loss from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(17,118)	(9,090)	(5,880)
Minority interest, before income taxes	3,457	(5,406)	1,395
Income from investments in unconsolidated subsidiaries, before income taxes	12,892	10,437	12,637
Income (loss) from continuing operations, before income taxes	(769)	(4,059)	8,152
Income from discontinued operations, before income taxes	26,656	28,840	28
Income before income taxes	$25,887	$24,781	$8,180
Total:
Total revenues	$874,562	$745,636	$691,030
Costs and expenses(1)	857,560	754,749	690,099
Gain on disposition of real estate	18,553	26,742	13,199
Operating income	35,555	17,629	14,130
Interest and other income	2,833	2,796	2,236
Income from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	38,388	20,425	16,366
Minority interest, before income taxes	4,013	(4,846)	2,070
Income from investments in unconsolidated subsidiaries, before income taxes	24,052	17,689	16,550
Income from continuing operations, before income taxes	66,453	33,268	34,986
Income from discontinued operations, before income taxes	27,834	29,805	404
Income before income taxes	$94,287	$63,073	$35,390

(1)             Costs and expenses include non-cash compensation expense related to the amortization of employment contracts and unearned stock compensation of $7,475, $6,572 and $3,701 related to the Global Services segment and $2,570, $2,641 and $1,402 related to the Development and Investment segment in 2005, 2004 and 2003, respectively.

	December 31,
	2005	2004	2003
Total Assets:
Global Services	$434,712	$319,464	$296,876
Development and Investment	513,455	429,486	333,250
Total consolidated assets	$948,167	$748,950	$630,126

22.   Unaudited Interim Financial Information

Unaudited financial information by quarter was as follows:

	Quarter Ended
	March 31	June 30	September 30	December 31
2005:
Total revenues	$176,436	$210,298	$218,762	$269,066
Income (loss) from discontinued operations, net of income taxes(1)	(505)	550	11,969	5,523
Net income	2,053	8,264	14,517	34,573
Net income per share:
Basic	$0.06	$0.25	$0.43	$1.01
Diluted	$0.06	$0.23	$0.40	$0.94
2004:
Total revenues	$157,653	$177,894	$180,613	$229,476
Income (loss) from discontinued operations, net of income taxes(1)	397	18	(231)	18,302
Net income	2,099	3,214	5,854	27,952
Net income per share:
Basic	$0.06	$0.09	$0.16	$0.83
Diluted	$0.06	$0.09	$0.15	$0.77

(1)             Discontinued operations include the operations of real estate properties and gain on disposition of real estate properties held for sale or sold in which the Company retained or expects to retain no continuing involvement, in accordance with FAS 144.

23.   Subsequent Events

In February 2006, the Company announced that its Board of Directors has authorized the purchase of up to $50,000 of its common stock from time to time in open market purchases or in privately negotiated transactions. The Company also amended its Credit Facility to allow for additional repurchases or other distributions on account of its common stock in an amount up to $100,000 from the date of the repurchase announcement through December 31, 2006 and to reduce the minimum required net worth covenant. The repurchase of shares is intended to be accretive to future earnings per share for holders who retain their shares. The Company’s intent with respect to its stock repurchase programs is to reserve the repurchased shares for issuance in connection with the Company’s equity-based incentive plans, as well as for other corporate purposes.

The Company has reclassified gains on disposition of real estate from revenue to a separate component of operating income.  Therefore, the Company’s total revenues of previous periods differ from previously filed documents.  This reclassification had no impact on operating income, net income, earnings per share or stockholders’ equity in any period.

Discontinued Operations and Real Estate and Other Assets Held for Sale

During the nine months ended September 30, 2006, the Company made the following real estate dispositions accounted for as discontinued operations under FAS 144:

Projects sold	5
Net sale price	$35,831
Gain on sale	$7,231

In accordance with FAS 144, the revenues and expenses for the years ended December 31, 2005 and 2004 for these real estate dispositions or real estate assets classified as held for sale as of September 30, 2006 were reclassified as discontinued operations in the accompanying financial statements.  Additionally, the Company classified certain projects to Real Estate and Other Assets Held for Sale as of September 30, 2006 and in accordance with FAS 144 the assets and liabilities associated with these projects at December 31, 2005 and 2004 have been reclassified as assets held for sale.  As a result, certain balances differ from the amounts reported in previously filed documents.

24.   Subsequent Events (Unaudited)

On October 31, 2006, the Company announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CB Richard Ellis Group, Inc. (“CB Richard Ellis”) whereby CB Richard Ellis would acquire the Company in a transaction valued at approximately $2.2 billion, including the assumption of corporate debt and transaction and integration costs.  The merger was completed on December 20, 2006.  Under the terms of the Merger Agreement, the Company’s stockholders received $49.51 in cash for each share of the Company’s common stock they held.

The Merger Agreement required the Company to suspend payroll deductions to fund purchases under the ESPP at the end of the payroll period ending November 10, 2006.  Employees were entitled to purchase shares under the ESPP for the final purchase period, but the amounts available to purchase shares were frozen at the amount that had been withheld through November 10, 2006, which became the end of the final purchase period.